Exhibit 10.34

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (this “Amendment”) is made effective as of July 20, 2020 by and between Dustin J. Semach (“Employee”) and Rackspace US, Inc. (“Employer”).

WHEREAS, Employee and Employer are parties to that certain Employment Agreement, dated as of July 22, 2019 (as amended, the “Employment Agreement”; terms used herein but not defined herein have the meanings set forth in the Employment Agreement); and

NOW, THEREFORE, for the mutual considerations herein expressed and subject to the terms and on the conditions herein stated, the parties hereto agree as follows:

1. The Parties acknowledge that effective as of May 5, 2020, Section 3(a) of the Employment Agreement was amended to change Employee’s annual base salary to $550,000, and as of the date hereof, Section 3(a) of the Employment Agreement is hereby further amended to change Employee’s annual base salary to $750,000, which change shall be reflected in the payroll cycle immediately following the date of this Amendment.

2. The Parties further acknowledge that effective as of May 5, 2020, Section 3(b) of the Employment Agreement was amended to change the annualized on-target bonus to 100% of Employee’s annual salary.

3. In consideration for Employee’s continued service to the Company, the Company will recommend to the Board of Directors of Rackspace Technology, Inc. (“RXT”) that RXT grant to Employee a one-time retention grant of restricted stock units (“RSUs”) of RXT common stock, par value $.01 per share (“Common Stock”) as of the date RXT prices its initial public offering of its Common Stock to the public pursuant to an effective registration statement under the Securities Act of 1933 (the “IPO Date”). The number of RSUs granted to Employee shall be determined by dividing $3,000,000 by the public offering price of RXT common stock on the IPO Date (the “Awarded RSUs”). Of the Awarded RSUs, fifty percent (50%) shall vest on the IPO Date, twenty-five percent (25%) shall vest on the one-year anniversary of the date of IPO Date, and the remaining twenty-five percent 25% shall vest on the two-year anniversary of the date of IPO Date. The delivery of any Common Stock underlying the RSUs shall be issued from the shares of Common Stock available for issuance under the Rackspace Technology, Inc. 2020 Equity Incentive Plan, as and when the 2020 Incentive Plan becomes effective. Employee may, at Employee’s option, satisfy, in whole or in part, any tax withholding obligations through a “net settlement” procedure by requiring that RXT (x) withhold shares of Common Stock (that would otherwise be deliverable to Employee upon settlement of the RSUs) with a fair market value equal to the amount of such tax withholding liability (up to the maximum permissible amount), and (y) remit such withholding taxes to the appropriate taxing authorities (with any fractional amount of such withholding paid by Employee in cash). The grant of the RSUs contemplated herein will be subject to the terms and conditions of Restricted Stock Unit Agreement attached hereto as Exhibit A. In the event that the IPO does not occur on or before December 31, 2020, neither the Company nor RXT will have any obligation under this paragraph 3.

All other terms of the Employment Agreement not expressly amended herein shall remain in full force and effect. Section 13 (Governing Law), 16 (Dispute Resolution) and 21 (Miscellaneous) of the Employment Agreement shall apply to this Amendment mutatis mutandis

[Signature Page Follows.]

Rackspace Technology, Inc.

/s/ Holly B. Windham
Holly B. Windham
EVP, Chief Legal and People Officer & Corporate Secretary

/s/ Dustin J. Semach
Dustin J. Semach

Signature Page to Second Amendment to Employment Agreement

Exhibit A to Second Amendment to Employment Agreement

RACKSPACE TECHNOLOGY, INC.

2020 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

Unless otherwise defined herein, the terms defined in the 2020 Rackspace Technology, Inc.’s Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Notice of Grant of Restricted Stock Units (the “Notice of Grant”) and Restricted Stock Unit Agreement (the “Agreement”).

Participant:	Dustin Semach

Address:	[ADDRESS]
[ADDRESS]
[CITY, STATE]
[ZIPCODE]

Participant has been granted Restricted Stock Units over Common Stock of Rackspace Technology, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Grant Number:	[•][1]
Date of Grant:	[•]
Number of Restricted Stock Units Granted:	[•]
Vesting Commencement Date:	[•]

Notwithstanding the foregoing, this grant of Restricted Stock Units is contingent upon the consummation of the closing of the Company’s initial public offering, and in the event such closing does not occur, the Restricted Stock Units granted hereunder shall be void ab initio without any further liability to the Company or any of its Affiliates.

Vesting Schedule:

Subject to accelerated vesting as set forth below or in the Plan, the Restricted Stock Units will vest, in whole or in part, in accordance with the following schedule:

Vest Date	Percentage Vested	Shares Vesting
Date of Grant	50%	[	•]
1st anniversary of the Date of Grant	25%	[	•]
2nd anniversary of the Date of Grant	25%	[	•]

[1]	The award will be a number of RSUs equal to $3 million divided by the public offering price of the Company’s common stock on the date that the Company prices its initial public offering.

RACKSPACE TECHNOLOGY, INC.

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of [•], 2020 (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and Dustin Semach (the “Participant”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s 2020 Equity Incentive Plan (the “Plan”)), has granted to the Participant, effective as of the date of this Agreement, Restricted Stock Units under the Plan to acquire a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article 8 and Article 12). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Participant upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

Section 2. Vesting. Subject to the Participant’s continued employment or other service relationship with the Company or one of its Subsidiaries (such applicable entity, the “Employer”) through each applicable vesting date (except as otherwise provided in this Section 2), fifty percent (50%) of the Restricted Stock Units shall become non-forfeitable and shall vest on the Grant Date, and the remaining fifty percent (50%) shall vest in two equal installments on the first and second anniversaries of the Grant Date; provided, however, that the Restricted Stock Units shall immediately vest upon a Change in Control.

Notwithstanding anything contained herein to the contrary, the Restricted Stock Units shall cease vesting as of the date of the Participant’s Termination of Service for any reason and no portion of the Restricted Stock Units that is not vested as of such time shall vest thereafter (i.e., that portion of the Restricted Stock Units that is not vested shall be forfeited immediately).

Section 3. Delivery of Shares. As soon as practicable after the vesting date or other vesting event under this Agreement but in no event later than the seventieth (70th) calendar day following such vesting date, the Participant shall receive the number of Shares that correspond to the number of Restricted Stock Units that have become vested on the applicable vesting date. Notwithstanding the foregoing, in accordance with Section 8.3 of the Plan, the Committee, at its sole discretion, may settle the Restricted Stock Units in cash if necessary or appropriate for legal or administrative reasons based on laws in the Participant’s jurisdiction.

Section 4. Restrictive Covenants. The Participant acknowledges and agrees that by accepting the Restricted Stock Units issued hereunder, the Participant shall be bound by, and shall abide by, the covenants set forth in this Section 4, in addition to any other representations, warranties, and covenants set forth in (but subject to any exceptions set forth in) any service agreement or other document required by the Committee with respect to such grant.

(a) Non-Solicitation; No Hire. To the fullest extent permitted by applicable law, the Participant agrees that during the Participant’s employment or other service relationship with the Company or, if different, the Employer, and for the six month period following the Participant’s Termination of Service for any reason, the Participant will not, directly or indirectly, on the Participant’s own behalf or on behalf of another, (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company or any Subsidiary to terminate their relationship with or leave the employ of the Company or any Subsidiary, or in any way interfere with the relationship between any member of the Company or any Subsidiary, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company or any Subsidiary until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company or any Subsidiary has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or any Subsidiary, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company or any Subsidiary, on the other hand.

(b) Non-Disparagement. The Participant shall not, at any time, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company or any Subsidiary, or any of its successors, directors or officers. The foregoing shall not be violated by the Participant’s truthful responses to legal process or inquiry by a governmental authority.

(c) Restrictive Covenants Generally. If, at the time of enforcement of the covenants contained in this Section 4 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Participant hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company or any Subsidiary. The Participant further acknowledges and agrees that the Restrictive Covenants are being agreed to by the Participant in connection with the Company’s issuance of an Award to the Participant under the Plan, and are in addition to, not in substitution for, any restrictive covenants to which the Participant is or may become subject in connection with any relationship with the Company or any Subsidiary.

(d) Enforcement. If the Participant breaches any of the Restrictive Covenants, the Company or, if different, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company or, if different, the Employer at law or in equity: (i) the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or any Subsidiary and that money damages would not provide an adequate remedy to the Company or any Subsidiary; (ii) in the event of a final judicial finding of a material breach, the right and remedy to require the Participant to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by the Participant as the result of (A) any transactions constituting a breach of the Restrictive Covenants and (B) disposition of the Restricted Stock Units or Shares, and (iii) in the event of a final judicial finding of a material breach, the right to cause the Restricted Stock Units to be immediately forfeited effective as of the date on which such breach first occurs. In the event of any breach or violation by the Participant of any of the Restrictive Covenants, the time period of such covenant with respect to the Participant shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

(e) Disclosure Rights. Notwithstanding the foregoing, no section of this Section 4 is intended to or shall limit, prevent, impede or interfere with the Participant’s non-waivable right, without prior notice to the Company or, if different, the Employer, to provide information to the government, participate in investigations, testify in proceedings regarding the Company or any other Subsidiary’s past or future conduct, engage in any activities protected under whistleblower, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. The Participant does not need prior authorization from the Company or, if different, the Employer to make any such reports or disclosures and is not required to notify the Company or, if different, the Employer that the Participant has made such reports or disclosures.

Section 5. Restriction on Transfer. The Restricted Stock Units may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Participant. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Restricted Stock Units, shall be null and void and without effect.

Section 6. Participant’s Employment or Other Service Relationship. Nothing in this Agreement nor the grant of the Restricted Stock Units shall confer upon the Participant any right to continue the Participant’s employment or other service relationship with the Company or, if different, the Employer or interfere in any way with the right of the Company or, if different, the Employer to terminate the Participant’s employment or other service relationship or to increase or decrease the Participant’s compensation at any time. The grant of Restricted Stock Units is an exceptional, voluntary and one-time benefit and does not create any contractual or other right to receive any other grant of other Awards (including Restricted Stock Units) under the Plan in the future, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past. The grant of the Restricted Stock Units does not form or amend part of the Participant’s entitlement to remuneration or benefits in terms of his employment or other service relationship with the Company or, if different, the Employer, if any, at any time.

Section 7. Termination. For the avoidance of doubt, the Restricted Stock Units shall cease vesting and shall be forfeited immediately as of the date of the Participant’s Termination of Service.

Section 8. Responsibility for Taxes.

(a) The Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such vesting; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Restricted Stock Units. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy any applicable withholding obligations with regard to Tax-Related Items by withholding Shares to be issued upon vesting. Alternatively, if the Company determines in its sole discretion that withholding Shares is not feasible under applicable tax or securities laws or has materially adverse accounting consequences, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion and with no obligation to do so, to satisfy any applicable withholding obligations with regard to Tax-Related Items by one or a combination of the following:

(i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company, the Employer or any other Subsidiary;

(ii) withholding from proceeds of the sale of Shares acquired at vesting either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization) without further consent; and/or

(iii) any other methods approved by the Committee and permitted by applicable laws.

(c) Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount and will have no entitlement to the Share equivalent or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with his obligations in connection with the Tax-Related Items.

(d) Notwithstanding the foregoing, Participant may, at Participant’s option, satisfy, in whole or in part, any tax withholding obligations through a “net settlement” procedure by requiring that the Company (x) withhold Shares (that would otherwise be deliverable to Participant upon settlement of the Restricted Stock Units) with a fair market value equal to the amount of such tax withholding liability (up to the maximum permissible amount), and (y) remit such withholding taxes to the appropriate taxing authorities (with any fractional amount of such withholding paid by Participant in cash).

Section 9. Nature of Grant. In accepting the Restricted Stock Units, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b) all decisions with respect to future Restricted Stock Units or other grants, if any, will be at the sole discretion of the Company;

(c) the Participant is voluntarily participating in the Plan;

(d) the Restricted Stock Units and any Shares acquired upon vesting, and the income and value of same, are not intended to replace any pension rights or compensation;

(e) the Restricted Stock Units and any Shares acquired upon vesting, and the income and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar mandatory payments;

(f) the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(g) if the Restricted Stock Units vest and the Participant acquires Shares, the value of such Stock may increase or decrease in value;

(h) unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from a Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any);

(j) unless otherwise provided in the Plan or by the Company in its sole discretion, the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares;

(k) neither the Company, the Employer nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to the Participant pursuant to the vesting of the Restricted Stock Units or the subsequent sale of any Shares acquired upon vesting; and

(m) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the Shares. The Participant should consult with his personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

Section 10. Data Privacy Consent.

The Company is located at 1 Fanatical Place, Windcrest, TX 78218, USA and grants employees of the Company and its other Subsidiaries and Affiliates, the opportunity to participate in the Plan, at the Company’s sole discretion. If the Participant would like to participate in the Plan, the Participant understands that he should review the following information about the Company’s data processing practices and declare his consent.

(a) Data Collection and Usage. The Company collects, processes and uses the Participant’s personal data, including, but without limitation, name, home address and telephone number, date of birth, social insurance number or other identification number (e.g., resident registration number), passport number, salary, citizenship, job title, any Shares of stock or directorships held in the Company, and details of all awards, canceled, vested, or outstanding in the Participant’s favor, which the Company receives from the Participant or the Participant’s Employer. If the Company offers the Participant the opportunity to participate in the Plan, then the Company will collect the Participant’s personal data for purposes of allocating stock and implementing, administering and managing the Plan. The Company’s legal basis for the processing of the Participant’s personal data would be the Participant’s consent.

(b) Stock Plan Administration Service Providers. The Company transfers participant data to E*Trade, an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan, and if the Participant’s Restricted Stock Units vest, the Company transfers shareholder data to Computershare, an independent service provider based in the United States, which assists the Company with its stock administration. In the future, the Company may select different service provider(s) and share the Participant’s personal data with another company that serves in similar capacities. The Company’s service providers may open an account for the Participant. The Participant will be asked to agree on separate terms and data processing practices with the applicable service providers, which, as it relates to Plan administration service provider, is a condition to the Participant’s ability to participate in the Plan.

(c) International Data Transfers. The Company and its service providers are based in the United States. If the Participant is outside of the United States, the Participant should note that his country may have enacted data privacy laws that are different from the United States.

(d) Data Retention. The Company will use the Participant’s personal data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and security laws. When the Company no longer needs the Participant’s personal data, the Company will remove it from it from its systems.

(e) Voluntariness and Consequences of Consent Denial or Withdrawal. The Participant’s participation in the Plan and the Participant’s grant of consent is purely voluntary. The Participant may deny or withdraw his consent at any time. If the Participant does not consent, or if the Participant withdraws his consent, the Participant cannot participate in the Plan. This would not affect the Participant’s salary as an employee; the Participant would merely forfeit the opportunities associated with the Plan.

(f) Data Subject Rights. The Participant has a number of rights under data privacy laws in his country. Depending on where the Participant is based, his rights may include the right to (i) request access or copies of personal data the Company processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) to lodge complaints with competent authorities in the Participant’s country, and/or (vii) a list with the names and addresses of any potential recipients of the Participant’s personal data. To receive clarification regarding the Participant’s rights or to exercise his rights, the Participant should please contact the Company at Attn: Stock Plan Administrator, 1 Fanatical Place, Windcrest, TX 78218, USA.

(g) The Participant also understands that the Company may rely on a different legal basis for the processing or transfer of data in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgement or data privacy consent form to the Company or the Employer (or any other acknowledgements, agreements or consents) that the Company and/or the Employer may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he will not be able to participate in the Plan if the Participant fails to execute any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

Section 11. Compliance with Law. Notwithstanding any other provisions of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon vesting of the Restricted Stock Units prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or regulation or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any U.S. or non-U.S. state or other securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares and the inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary for the lawful issuance and sale of any Shares pursuant to the Restricted Stock Units shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained.

Section 12. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Section 13. Language. The Participant acknowledges that he is sufficiently proficient in English to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement, or any other document related to the Restricted Stock Units and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Section 14. Reserved,

Section 15. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares purchased upon vesting of the Restricted Stock Units, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 16. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by an internationally recognized overnight courier, by facsimile, by email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices and to:

Stefanie Box, Vice President and Deputy General Counsel

1 Fanatical Place

Windcrest, TX 78218

legalnotice@rackspace.com

If to the Participant, to him at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of internationally recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), (d) in the case of email, when transmitted via email (in each case, if no “system error” or other notice of non-delivery is generated) to the applicable party and its legal counsel set forth above, and (e) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 17. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 18. Participant’s Undertaking. The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement and the Plan.

Section 19. Modification of Rights. The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Restricted Stock Units granted hereby). Notwithstanding the foregoing, the Participant’s rights under this Agreement and the Plan may not be materially impaired without the Participant’s consent.

Section 20. Governing Law; Consent to Jurisdiction.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY

JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) Notwithstanding anything to the contrary contained in any service agreement, each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, or in the event (but only in the event) that the Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court for the District of Delaware also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware state court sitting in New Castle County, in connection with any matter based upon or arising out of this Agreement or the actions of the parties hereof or any restrictive covenants to which the Participant is subject to under any service agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any restrictive covenants to which the Participant is subject to under any service agreement in any court other than the courts of the State of Delaware, as described above. Each party to this Agreement hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or any restrictive covenants to which the Participant is subject to under any service agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement or the subject matter hereof or any restrictive covenants to which the Participant is subject to under any service agreement, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which a party hereto is entitled pursuant to the final judgment of any court having jurisdiction.

Section 21. Insider Trading/Market Abuse Restrictions. Depending on the Participant’s country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to, directly or indirectly, acquire, sell or attempt to sell Shares or otherwise dispose of Shares or rights to Shares (e.g., the Restricted Stock Units) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or the Participant’s country). The Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis); (ii) “tipping” third parties or causing them to otherwise buy or sell securities; and (iii) cancelling or amending orders the Participant placed before he possessed inside information. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring the Participant’s compliance with any applicable restrictions and is advised to speak with his personal legal advisor on this matter.

Section 22. Exchange Control, Tax And/Or Foreign Asset/Account Reporting. The Participant acknowledges that, depending on his country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash derived from his participation in the Plan, in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. The applicable laws of the Participant’s country may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant acknowledges that he is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and is advised to consult his personal legal advisor on this matter.

Section 23. Section 409A. It is the intent of this Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

Section 24. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 25. Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto, except for other agreements between the parties that contain restrictive covenants included in an employment agreement or in the standard Rackspace Confidentiality, Dispute Resolution and Intellectual Property Agreement. In the event of a conflict between agreements containing restrictive covenants, the restriction that provides the most protection to the company shall supercede and apply.

Section 26. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 27. Enforcement. In the event the Company or the Participant institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 28. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 29. Required Acceptance. This Agreement is conditioned upon the Participant’s agreement to all terms of this Agreement including the Restrictive Covenants which include, among other provisions, certain non-solicitation, nondisclosure, and non-disparagement rights. If the Participant does not agree (whether electronically or otherwise) to this Agreement within thirty (30) days from the Grant Date of the Restricted Stock Units, the Restricted Stock Units shall be terminable by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:
Title:

PARTICIPANT

Dustin Semach

Residence Address:

Number of Restricted Stock [•] Units Granted: